Exhibit 10.1
Samsara Inc.
May 29, 2023
Lara Caimi
Re: Offer for Employment
Dear Lara,
Samsara Inc. (the “Company”) is pleased to offer you employment on the following terms:
1.Position. Your initial title will be President of Worldwide Field Operations, and you will initially report to Sanjit Biswas, Chief Executive Officer. This is a full-time, exempt position. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or that is in any way competitive with the business or proposed business of the Company, nor will you assist any other person or organization in competing with the Company or in preparing to engage in competition with the business or proposed business of the Company. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.
2.Base Salary and Bonus Compensation. The Company will pay you the following starting base salary and cash bonus annually:
•Base Salary: $500,000 per year payable in accordance with the Company’s standard payroll schedule.
•Bonus: Subject to achievement of certain performance milestones (which will be established from time to time by the Company), you will be eligible for an annual performance bonus of up to $500,000 as determined by the Company in its sole discretion, to be paid on a prorated basis on or after the conclusion of each fiscal quarter end.
The above compensation is subject to authorized deductions and required tax withholdings, will be reviewed no less frequently than annually and will be subject to increase from time to time pursuant to the Company’s employee compensation policies in effect.
3.Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. In addition, you will receive all additional coverages and benefits provided to Company executives, including director and officer liability insurance. Without limiting the foregoing, you will also be entitled to enter into the form of indemnification agreement provided to other similarly situated officers of the Company. All benefits will be effective on your Commencement Date.
4.Restricted Stock Units. Subject to the approval of the Company’s Board of Directors or its authorized committee (the “Board”), you will be eligible to receive an award of restricted stock units (the “RSUs”) with an aggregate value of approximately $23,000,000 (the “Award Value”) under the Company’s equity incentive plan (the “Plan”). If approved, the number of RSUs awarded to you will be calculated by dividing the Award Value by the 20 trading day trailing average closing trading price of a share of the Company’s Class A common stock as of the fifteenth (15th) day of the month in which the grant is approved and rounding down to the nearest whole RSU. Each RSU will entitle you to be issued one share of the Company’s Class A common stock upon vesting. The RSUs will be subject to the terms and conditions of the Plan and the Company’s standard form of Restricted Stock Unit Agreement to be entered into between you and the Company (the “RSU Agreement”). The RSUs will be subject to a service-based, four-year vesting schedule, with the RSUs vesting in equal quarterly installments over four years of your continuous service, as further described in the RSU Agreement and subject to accelerated vesting as provided in the CIC and Severance Plan (as defined below).

5.Severance Benefits. You will be entitled to participate in the Company’s Executive Change in Control and Severance Plan and Summary Plan Description (the “CIC and Severance Plan”) attached hereto as Exhibit A. In the event of a Qualifying Termination (as defined in the CIC and Severance Plan), you will be eligible to receive, subject to the terms and conditions of the CIC and Severance Plan, the severance benefits set forth in the Participation Agreement attached thereto as Appendix A.
6.Confidentiality; Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is attached hereto as Exhibit B. We wish to impress upon you that we do not want you to, and we hereby direct you not to, bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer. You will disclose to the Company in writing any other gainful employment, business or activity that you are currently associated with or participate in that competes with the Company.
7.Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations that may have been made to you are superseded by this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company (other than you). This offer is also contingent upon your successful completion of a background check.
8.Tax Matters.
(a)Withholding. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions authorized by you or required by law.
(b)Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
(c)Section 409A. To the extent (i) any payments to which you become entitled under this letter agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company, constitute deferred compensation subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your separation from service with the Company (within the meaning of Section 409A) and (ii) the date of your death following such separation from service, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty-percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B) in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).
9.Arbitration. You will also be required to agree to the Company’s standard Arbitration Agreement, a copy of which is attached hereto as Exhibit C. In short, in the event of any dispute or claim relating to or arising out of our employment relationship, excluding any claim of sexual harassment, you and the Company agree to an arbitration in which (i) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (ii) we agree that all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all the arbitration fees, except an amount equal to the filing fees you would have paid had you filed a complaint in a court of law.
10.Legal Fees. The Company will reimburse, or directly pay, up to $10,000 of the reasonable legal fees incurred by you in connection with the negotiation and documentation of this offer letter and related documents.
11.Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and Control Act of 1986, within three (3) business days of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, please let us know. The company will also assist in providing sponsorship for lawful permanent residence (“Green Card”) work authorization.

12.Interpretation, Amendment and Enforcement. This letter agreement and its Exhibits supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company. The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company (the “Disputes”) will be governed by California law, excluding laws relating to conflicts or choice of law. You and the Company submit to the exclusive personal jurisdiction of the federal and state courts located in California in connection with any Dispute or any claim related to any Dispute.
* * * * *
We hope that you will accept our offer to join the Company. You may indicate your agreement with these terms and accept this offer by signing and dating both the enclosed duplicate original of this letter agreement and the enclosed exhibits thereto and returning them to me. This offer, if not accepted, will expire at the close of business on May 30, 2023. Your employment is also contingent upon your starting work with the Company on or before May 30, 2023 (the date you commence employment, the “Commencement Date”).
If you have any questions, please feel free to contact me.

Very truly yours,

Samsara Inc.

/s/ Sanjit Biswas
Sanjit Biswas, Chief Executive Officer
I have read and accept this employment offer.

/s/ Lara Caimi
Lara Caimi

Dated:	5/29/2023
Attachments
Exhibit A:    Executive Change in Control and Severance Plan and Summary Plan Description and Participation Agreement
Exhibit B:    Employee Invention Assignment and Confidentiality Agreement
Exhibit C:    Arbitration Agreement

EXHIBIT A
SAMSARA INC.
EXECUTIVE CHANGE IN CONTROL AND
SEVERANCE PLAN AND SUMMARY PLAN DESCRIPTION

EXHIBIT B
EMPLOYEE INVENTION ASSIGNMENT
AND CONFIDENTIALITY AGREEMENT

EXHIBIT C
SAMSARA INC.
ARBITRATION AGREEMENT